MDU Resources Reports 2025 Year-End Results; Initiates 2026 Guidance

•Net income of $190.4 million and earnings per share of $0.93
•Income from continuing operations of $191.4 million, up $10.3 million year-over-year
•Utility rate base grew 16.0% year-over-year including the 49% ownership stake in Badger Wind Farm
•2026 guidance: earnings per share in the range of $0.93 to $1.00

BISMARCK, ND – Feb. 5, 2026 – MDU Resources Group, Inc. (NYSE: MDU) today announced its financial results for 2025, reflecting continued execution of the company’s strategy as a pure-play regulated energy delivery business. During 2025, the company advanced significant infrastructure investments, achieved customer growth across its electric and natural gas utilities, and benefited from key pipeline expansion projects recently placed into service, despite higher operating costs and weather-related variability.

“2025 was a transformative year for our company," said Nicole A. Kivisto, president and CEO of MDU Resources. "In our first full year operating as a pure-play business, I am extremely proud of the team's performance. We deployed $792 million of capital that advanced key projects, including the 49% ownership acquisition of Badger Wind Farm, we made meaningful progress on regulatory initiatives, particularly within our natural gas distribution segment, and we delivered strong results in our pipeline segment, driven by new projects and strong short-term firm capacity demand."

The following summarizes the company's year-end results for the twelve months ended Dec. 31:

	2025	2024
	(In millions, except per share amounts)
Net income	$190.4	$281.1
Earnings per share, diluted	$0.93	$1.37

Income from continuing operations	$191.4	$181.1
Earnings per share from continuing operations, diluted	$0.93	$0.88
On Oct. 31, 2024, MDU Resources successfully completed the spinoff of Everus, which became an independent, publicly-traded company. Prior period results have been restated to reflect the spinoff. Everus' historical results of operations and certain costs associated with the spinoff are reported as discontinued operations.

“As we continue in 2026, we are focused on executing a disciplined capital plan of approximately $560 million, advancing key regulatory activity across our jurisdictions and progressing major pipeline projects," Kivisto added. "With earnings guidance of $0.93 to $1.00 per share and continued customer growth, along with our employees' commitment to operational excellence, we are well positioned to meet rising demand while delivering long-term value for stockholders, customers and the communities we serve."

Electric Utility Segment
Electric earnings declined due mainly to higher operation and maintenance expense

•Electric utility earnings down $9.9 million year-over-year, totaling $64.9 million
•Higher operation and maintenance expense
•Benefited from retail sales revenue and volumes, including contributions from data centers

The electric utility segment’s 2025 results were influenced by higher operation and maintenance expense, primarily due to increased payroll-related costs. Additional cost pressures included planned outage-related costs at Coyote generating station, increased software expenses and higher insurance expense.

These impacts were partially offset by higher retail sales revenue and volumes, driven in part by a data center near Ellendale, North Dakota. The electric segment continued to invest in system reliability and generation resources, including the 49% ownership interest in Badger Wind Farm, which was acquired and placed in service on Dec. 31, 2025.

Electric Utility Segment Regulatory Updates:
•Montana: Filed a general rate case on Sept. 30, 2025, requesting an annual revenue increase of $14.1 million. The Montana Public Service Commission (MTPSC) has nine months to rule on the case. The company requested interim rates be effective Jan. 1, 2026. The MTPSC denied the interim rate relief, and a request for reconsideration was filed Dec. 26, 2025. On Feb. 3, 2026, the request for reconsideration went before the MTPSC and no action was taken.
•Wyoming: Filed a general rate case on June 30, 2025, requesting an annual revenue increase of $7.5 million. On Jan. 23, 2026, a settlement agreement was filed with an annual increase of $5.8 million and a stipulation to withdraw the Reliability and Safety Rider. Rates are anticipated to be effective April 1, 2026.
•North Dakota: Filed an updated Renewable Resource Cost Adjustment (RRCA) on Oct. 31, 2025, including recovery of Badger Wind Farm, and the North Dakota Public Service Commission approved the RRCA on Jan. 26, 2026.
•South Dakota: Filed an out-of-period update to the Infrastructure Rider on Oct. 31, 2025, reflecting inclusion of recovery for Badger Wind Farm.

Natural Gas Distribution Segment
Natural gas distribution earnings increased due primarily to rate relief

•Natural gas distribution earnings up $9.2 million year-over-year, totaling $56.1 million
•Rate relief in Washington, Montana, South Dakota and Wyoming
•Total retail customers grew 1.6% year-over-year
•Increased earnings partially offset by higher operation and maintenance expense

The natural gas distribution segment’s 2025 results improved year-over-year, driven primarily by rate relief across multiple jurisdictions, including Washington, Montana, South Dakota and Wyoming. These favorable impacts were partially offset by higher operation and maintenance expense, mainly due to increased insurance expense, higher payroll-related costs and increased software expenses.

Natural Gas Distribution Segment Regulatory Updates:
•Washington: Implemented the multi-year rate plan approved on Feb. 24, 2025, with a year one annual increase of $29.8 million, effective March 5, 2025. On June 1, 2025, a revision to rates was effective, reducing year one revenue by $3.7 million related to forecasted capital projects that were not placed in service. On March 1, 2026, year two rates reflecting a $10.8 million annual increase will go into effect, subject to completion of a provisional plant review.
•Oregon: Filed a general rate case on Nov. 25, 2025, requesting $16.4 million annually. Rates are anticipated to be effective Oct. 31, 2026.
•Idaho: A general rate case settlement agreement was approved Dec. 30, 2025, for an annual increase of $13.0 million, with rates effective Jan. 1, 2026.
•Montana: On Jan. 14, 2025, interim natural gas rates were approved at $7.7 million annually, effective Feb. 1, 2025. A general rate case settlement was approved Oct. 7, 2025, finalizing a $7.3 million annual increase, with rates effective Nov. 1, 2025.
•Wyoming: General rate case settlement agreement approved June 24, 2025, for an annual increase of $2.1 million, with rates effective Aug. 1, 2025.

Pipeline Segment
Expansion projects continue to drive earnings, largely offset by higher operation and maintenance expense as well as the absence of one-time benefits in 2024

•Pipeline segment record earnings of $68.2 million, up slightly year-over-year
•Higher transportation revenue, mainly from expansion projects and increased demand for short-term firm capacity contracts
•Higher operation and maintenance expense

The pipeline segment delivered strong performance in 2025. Earnings benefited from increased transportation revenue associated with expansion projects completed throughout 2024 and the Minot Expansion Project placed in service in November 2025. The company also benefited from increased customer demand for short-term firm capacity contracts.

These favorable factors were largely offset by higher operation and maintenance expense, primarily due to increased payroll-related expenses, higher depreciation related to increased capital investments, and higher property taxes, particularly in Montana, as well as the absence of 2024 benefits, including the proceeds from a customer settlement and an adjustment related to effective state income tax rate change.

Pipeline Segment Strategic Projects Updates:
•Minot Expansion Project: The expansion was placed in service Nov. 1, 2025, and adds approximately seven million cubic feet per day of natural gas transportation capacity.
•Line Section 32 Expansion Project: This project will provide natural gas transportation service to a new electric generation facility in northwest North Dakota. The company continues to make progress on required surveys and anticipates filing its FERC application in March of 2026. Construction is targeted to be complete in late 2028.

•Minot Industrial Project: This proposed project could consist of an approximately 90-mile pipeline from Tioga, North Dakota to Minot, North Dakota and ancillary facilities to support anticipated industrial demand in the area. The company has signed an agreement to support the early-stage development of the project through the second quarter of 2026.
•Bakken East Project: The FERC pre-filing request was submitted Dec. 23, 2025 for the proposed pipeline project from the Bakken region in western North Dakota to eastern North Dakota. A binding open season launched Feb. 2, 2026, and will close March 13, 2026. The company continues contract negotiations with several interested parties.

Guidance
For 2026, MDU Resources expects earnings per share to be in the range of $0.93 to $1.00. In addition, the company has $560 million in capital investment planned for 2026.

The expected 2026 results are based on these assumptions:
•Normal weather, economic and operating conditions
•Continued growth in utility customers at 1%–2% annually
•Successful execution of approved capital investment and rate recovery plans

The company's long-term EPS guidance remains unchanged with an expected growth rate of 6%–8%.

Equity and Funding Plan
On Dec. 5, 2025, the company completed a follow-on public offering of 10,152,284 shares of its common stock at a public offering price of $19.70 per share. In addition, on Dec. 23, 2025, the underwriters exercised their option to purchase 1,522,842 additional shares of common stock. Pursuant to forward sale agreements entered into in connection with the offering, the company has discretion to settle the forward sale agreements on one or more settlement dates prior to Dec. 6, 2027, subject to certain price adjustments as set forth in the forward sale agreements as well as transaction and other associated fees.

The company had previously stated that it expects to issue between $150 million to $175 million of equity in 2026, and between $100 million to $125 million in 2027, to support near-term capital expenditures for growth. The 11,675,126 shares of common stock in the forward sale agreements is expected to meet a substantial portion of these stated equity issuance needs. The company will assess equity issuance needs beyond 2027 in future periods as its long-term investment plans are updated.

Corporate Strategy
MDU Resources is committed to its CORE strategy, which prioritizes customers and communities, operational excellence, returns focused initiatives and an employee-driven culture. The company anticipates a capital investment of approximately $3.1 billion for 2026-2030 and customer growth of 1%–2% annually. Additionally, the company anticipates 6%–8% long-term compound annual growth on earnings per share while targeting a 60%–70% annual dividend payout ratio.

Conference Call
MDU Resources' management will discuss on a webcast at 2 p.m. ET today the company's 2025 results. The webcast can be accessed at www.mdu.com under the "Investors" heading. Select "Events & Presentations," and click on "Year-End 2025 Earnings Conference Call." A replay of the webcast will be available at the same location.

About MDU Resources Group, Inc.
MDU Resources Group, Inc., a member of the S&P SmallCap 600 index, strives to deliver safe, reliable, cost-effective and environmentally responsible electric utility and natural gas distribution services to more than 1.2 million customers across the Pacific Northwest and Midwest. In addition to its utility operations, the company’s pipeline business operates a more than 3,800-mile natural gas pipeline network and storage system, ensuring reliable energy delivery across the Northern Plains. With a legacy spanning over a century, MDU Resources remains focused on energizing lives for a better tomorrow. For more information about MDU Resources, visit www.mdu.com or contact the investor relations department at investor@mduresources.com.

Investor Contact: Brent Miller, treasurer, 701-530-1730
Media Contact: Byron Pfordte, director of integrated communications, 208-377-6050

Cautionary Note Regarding Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the federal securities laws. Other than statements of historical facts, all statements which address activities, events, or developments that the company anticipates will or may occur in the future are based on underlying assumptions (many of which are based, in turn, upon further assumptions), including but not limited to, statements identified by the words "anticipates," "estimates," "expects," "intends," "plans," and "predicts," in each case related to such things as growth estimates, stockholder value creation, the company's "CORE" strategy, capital expenditures, financial guidance, trends, objectives, goals, strategies, earnings per share growth targets, dividend payout ratio targets, customer rates, regulatory approvals, sustainability, and other such matters, each of which is a forward-looking statement. These forward-looking statements are based on many assumptions and factors, which are detailed in the company's filings with the U.S. Securities and Exchange Commission.

While made in good faith, these forward-looking statements are based largely on the company's expectations and judgments and are subject to a number of risks and uncertainties, many of which are unforeseeable and beyond the company's control. For additional discussion regarding risks and uncertainties that may affect forward-looking statements, see "Risk Factors" disclosed in the company's most recent Annual Report on Form 10-K, and subsequent filings. Any changes in such assumptions or factors could produce significantly different results. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Except as required by applicable law, the company undertakes no obligation to update the forward-looking statements, whether as a result of new information, future events, or otherwise.

Consolidated Statements of Income
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2025	2024	2025	2024
	(In millions, except per share amounts)
	(Unaudited)
Operating revenues	$534.0	$535.5	$1,875.1	$1,758.0
Operating expenses:
Operation and maintenance	107.3	105.7	433.0	414.5
Purchased natural gas sold	199.8	223.8	671.5	630.4
Electric fuel and purchased power	39.2	32.2	159.0	141.2
Depreciation and amortization	51.5	50.8	206.7	200.1
Taxes, other than income	28.8	28.5	114.5	106.2
Total operating expenses	426.6	441.0	1,584.7	1,492.4
Operating income	107.4	94.5	290.4	265.6
Other income	6.1	10.1	28.3	41.4
Interest expense	29.1	28.0	107.7	108.3
Income before income taxes	84.4	76.6	211.0	198.7
Income tax expense	8.0	6.1	19.6	17.6
Income from continuing operations	76.4	70.5	191.4	181.1
Discontinued operations, net of tax	(.1)	(15.3)	(1.0)	100.0
Net income	$76.3	$55.2	$190.4	$281.1

Earnings per share – basic:
Income from continuing operations	$.37	$.35	$.94	$.89
Discontinued operations, net of tax	—	(.08)	(.01)	.49
Earnings per share – basic	$.37	$.27	$.93	$1.38
Earnings per share – diluted:
Income from continuing operations	$.37	$.34	$.93	$.88
Discontinued operations, net of tax	—	(.07)	—	.49
Earnings per share – diluted	$.37	$.27	$.93	$1.37
Weighted average common shares outstanding – basic	204.4	203.9	204.3	203.9
Weighted average common shares outstanding – diluted	205.7	205.2	205.3	204.7

Selected Cash Flows Information[1]
	2025	2024
	(In millions)
Net cash provided by operating activities	$473.4	$502.3
Net cash used in investing activities	(780.9)	(552.7)
Net cash provided by financing activities	268.8	40.3
Decrease in cash, cash equivalents and restricted cash	(38.7)	(10.1)
Cash, cash equivalents and restricted cash - beginning of year	66.9	77.0
Cash, cash equivalents and restricted cash - end of year	$28.2	$66.9
[1]Includes cash flows from discontinued operations.

Capital Expenditures
Business Line	2025 Actual	2026 Estimated	2027 Estimated	2028 Estimated	2029 Estimated	2030 Estimated	2026 - 2030 Total Estimated
			(In millions)
Electric	$430	$158	$309	$250	$184	$210	$1,111
Natural gas distribution	301	342	295	240	254	223	1,354
Pipeline	61	60	70	181	282	50	643
Total capital expenditures[1]	$792	$560	$674	$671	$720	$483	$3,108

[1]Excludes Other category.
The company completed the final $264.6 million payment for a 49% ownership interest in Badger Wind Farm, which was acquired and placed in service on Dec. 31, 2025. This amount was previously included in 2026 estimates. The capital program is subject to continued review and modification by the company. Actual expenditures may vary from the estimates due to changes in load growth, regulatory decisions and other factors.

Electric	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2025	2024	Variance	2025	2024	Variance
	(In millions)
Operating revenues[1,2]	$110.0	$99.0	11.1%	$438.3	$414.5	5.7%
Operating expenses:
Electric fuel and purchased power[1]	39.2	32.2	21.7%	159.0	141.2	12.6%
Operation and maintenance	26.7	24.9	7.2%	111.3	95.0	17.2%
Depreciation and amortization	17.6	16.8	4.8%	69.6	66.5	4.7%
Taxes, other than income	4.6	4.4	4.5%	18.8	17.6	6.8%
Total operating expenses	88.1	78.3	12.5%	358.7	320.3	12.0%
Operating income	21.9	20.7	5.8%	79.6	94.2	(15.5)%
Other income	1.7	2.8	(39.3)%	7.4	8.2	(9.8)%
Interest expense	8.6	7.7	11.7%	31.7	30.0	5.7%
Income before taxes	15.0	15.8	(5.1)%	55.3	72.4	(23.6)%
Income tax benefit[2]	(3.0)	(1.3)	130.8%	(9.6)	(2.4)	300.0%
Net income	$18.0	$17.1	5.3%	$64.9	$74.8	(13.2)%

Operating Statistics	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2025	2024	2025	2024
Revenues (millions)[1,2]
Retail sales:
Residential	$34.5	$33.1	$136.7	$139.9
Commercial	41.9	40.1	179.0	165.8
Industrial	10.4	9.9	37.8	42.3
Other	1.9	1.8	7.4	7.8
	88.7	84.9	360.9	355.8
Other	21.3	14.1	77.4	58.7
	$110.0	$99.0	$438.3	$414.5
Volumes (million kWh)
Retail sales:
Residential	286.8	291.0	1,191.1	1,159.5
Commercial	716.0	711.6	2,820.5	2,474.5
Industrial	127.9	134.2	485.7	528.9
Other	20.3	20.5	81.8	81.6
	1,151.0	1,157.3	4,579.1	4,244.5
Average cost of electric fuel and purchased power per kWh	$.025	$.021	$.026	$.025
The previous tables reflect items that are passed through to customers resulting in minimal impact to earnings. These items include:
[1]Electric fuel and purchased power costs, which impact both operating revenues and electric fuel and purchased power.
[2]Production tax credits, which impact income tax benefit and operating revenues.

The electric business reported net income of $18.0 million for the fourth quarter of 2025, compared to $17.1 million for the same period in 2024. This increase was primarily driven by higher retail sales revenue. The increase was partially offset by higher operation and maintenance expense, primarily due to higher payroll-related costs, contract services and insurance expense. Lower interest income and higher interest expense also partially offset the increase in net income.
For the full year, the electric business reported net income of $64.9 million, compared to $74.8 million in 2024. This decrease was largely the result of higher operation and maintenance expense, primarily increased payroll-related costs, higher contract services related to Coyote Station planned outage-related costs, higher software expense, which includes certain costs associated with services provided under the Transition Services Agreement with Everus that are recovered in other income, and higher insurance expense. The decrease in net income was partially offset by higher retail sales revenue and higher retail sales volumes, partially driven by a data center near Ellendale, North Dakota.

Natural Gas Distribution	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2025	2024	Variance	2025	2024	Variance
	(In millions)
Operating revenues[1,2,3]	$393.0	$406.5	(3.3)%	$1,283.5	$1,201.1	6.9%
Operating expenses:
Purchased natural gas sold[1]	227.3	249.7	(9.0)%	746.3	699.3	6.7%
Operation and maintenance[2]	60.4	62.2	(2.9)%	241.2	231.2	4.3%
Depreciation and amortization	25.8	25.9	(.4)%	105.0	102.0	2.9%
Taxes, other than income[3]	20.6	20.9	(1.4)%	81.5	76.0	7.2%
Total operating expenses	334.1	358.7	(6.9)%	1,174.0	1,108.5	5.9%
Operating income	58.9	47.8	23.2%	109.5	92.6	18.3%
Other income	3.5	6.0	(41.7)%	15.8	25.5	(38.0)%
Interest expense	16.3	16.3	—%	59.6	63.2	(5.7)%
Income before taxes	46.1	37.5	22.9%	65.7	54.9	19.7%
Income tax expense	9.1	8.1	12.3%	9.6	8.0	20.0%
Net income	$37.0	$29.4	25.9%	$56.1	$46.9	19.6%

Operating Statistics	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2025	2024	2025	2024
Revenues (millions)[1,2,3]
Retail Sales:
Residential	$214.8	$217.1	$680.0	$651.8
Commercial	127.2	135.8	423.9	400.8
Industrial	12.1	11.8	45.2	42.7
	354.1	364.7	1,149.1	1,095.3
Transportation and other	38.9	41.8	134.4	105.8
	$393.0	$406.5	$1,283.5	$1,201.1
Volumes (MMdk)
Retail sales:
Residential	21.6	23.8	65.8	67.2
Commercial	15.8	16.1	49.4	46.9
Industrial	1.4	1.5	5.0	5.4
	38.8	41.4	120.2	119.5
Transportation sales:
Commercial	.5	.6	1.9	1.9
Industrial	39.3	51.0	168.4	192.6
	39.8	51.6	170.3	194.5
Total throughput	78.6	93.0	290.5	314.0
Average cost of natural gas per dk	$5.86	$6.04	$6.21	$5.85
The previous tables reflect items that are passed through to customers resulting in minimal impact to earnings. These items include:
[1] Natural gas costs, which impact operating revenues and purchased natural gas sold.
[2] Conservation, which impacts operating revenues and operation and maintenance expense.
[3] Revenue-based taxes that impact both operating revenues and taxes, other than income.

The natural gas distribution business reported net income of $37.0 million in the fourth quarter of 2025, compared to $29.4 million for the same period in 2024. The increase was primarily the result of higher retail sales revenue, driven largely by rate relief in Washington, Montana and Wyoming. In addition, lower operation and maintenance expense contributed to the increase. These favorable impacts were partially offset by lower transportation and retail sales volumes. Retail sales volumes decreased 6.2% due to warmer weather, which was largely offset by weather normalization and decoupling mechanisms.
For the full year, the natural gas distribution business reported net income of $56.1 million, compared to $46.9 million in 2024. The increase was primarily the result of higher retail sales revenue, driven largely by rate relief in Washington, Montana, South Dakota and Wyoming. The increase was partially offset by higher operation and maintenance expense, primarily higher insurance expense, payroll-related costs and software expense, which includes certain costs associated with services provided under the Transition Services Agreement with Everus that are partially recovered in other income.

Pipeline	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2025	2024	Variance	2025	2024	Variance
	(In millions)
Operating revenues	$58.8	$56.1	4.8%	$229.2	$211.8	8.2%
Operating expenses:
Operation and maintenance	19.1	19.0	.5%	81.8	75.7	8.1%
Depreciation and amortization	8.1	7.6	6.6%	32.1	29.4	9.2%
Taxes, other than income	3.6	3.1	16.1%	14.2	12.2	16.4%
Total operating expenses	30.8	29.7	3.7%	128.1	117.3	9.2%
Operating income	28.0	26.4	6.1%	101.1	94.5	7.0%
Other income	.6	1.2	(50.0)%	3.7	6.5	(43.1)%
Interest expense	4.1	4.1	—%	16.7	15.5	7.7%
Income before taxes	24.5	23.5	4.3%	88.1	85.5	3.0%
Income tax expense	5.7	3.0	90.0%	19.9	17.5	13.7%
Net income	$18.8	$20.5	(8.3)%	$68.2	$68.0	.3%

Operating Statistics	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2025	2024	2025	2024
Transportation volumes (MMdk)	148.1	149.7	603.3	613.2
Customer natural gas storage balance (MMdk):
Beginning of period	48.2	54.6	44.1	37.7
Net injection (withdrawal)	(10.6)	(10.5)	(6.5)	6.4
End of period	37.6	44.1	37.6	44.1
The pipeline business reported net income of $18.8 million in the fourth quarter of 2025, compared to $20.5 million for the same period in 2024. The earnings decrease was largely driven by the absence of benefits due to a state effective income tax rate change in 2024. The business experienced lower demand for customer storage services. The business also incurred higher depreciation expense due to growth projects placed in service in 2024 and late 2025 and higher property taxes in Montana. This decrease was offset in part by higher transportation revenue due to growth projects placed in service throughout 2024 and in late 2025, as well as customer demand for short-term firm natural gas transportation contracts.
For the full year, the pipeline business reported net income of $68.2 million, compared to $68.0 million in 2024. The slight earnings increase was driven by growth projects placed in service throughout 2024 and in late 2025 and customer demand for short-term firm natural gas transportation contracts. Higher use of the company's interruptible natural gas transportation services further drove the increase. The increase was partially offset by higher operation and maintenance expense primarily attributable to payroll-related costs. The increase was further offset by the absence of $1.5 million, net of tax proceeds received in 2024 from a customer settlement as well as the absence of a benefit from an adjustment to the company's effective state tax rate. The business also incurred higher depreciation expense due to growth projects placed in service, as previously discussed, and higher property taxes in Montana.

Other	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2025	2024	Variance	2025	2024	Variance
	(In millions)
Operating revenues	$.1	$.1	—%	$.7	$.2	250.0%
Operating expenses:
Operation and maintenance	1.5	(.1)	1600.0%	.5	13.3	(96.2)%
Depreciation and amortization	—	.5	(100.0)%	—	2.2	(100.0)%
Taxes, other than income	—	.1	(100.0)%	—	.4	(100.0)%
Total operating expenses	1.5	.5	200.0%	.5	15.9	(96.9)%
Operating income (loss)	(1.4)	(.4)	250.0%	.2	(15.7)	101.3%
Other income	1.6	2.6	(38.5)%	6.6	16.6	(60.2)%
Interest expense	1.4	2.4	(41.7)%	4.9	15.0	(67.3)%
Income (loss) before taxes	(1.2)	(.2)	500.0%	1.9	(14.1)	113.5%
Income tax benefit	(3.8)	(3.7)	2.7%	(.3)	(5.5)	(94.5)%
Income (loss) from continuing operations[1]	2.6	3.5	(25.7)%	2.2	(8.6)	125.6%
Discontinued operations, net of tax	(.1)	(15.3)	(99.3)%	(1.0)	100.0	(101.0)%
Net income (loss)	$2.5	$(11.8)	121.2%	$1.2	$91.4	(98.7)%
On Oct. 31, 2024, the company completed the separation of Everus, its former construction services segment, into a new independent publicly-traded company. As a result of the separation, the historical results of operations for Everus are shown in discontinued operations, net of tax, except for allocated general corporate overhead costs of the company which did not meet the criteria for discontinued operations and are reflected in Other. Also included in discontinued operations are certain strategic initiative costs associated with the separation of Everus. Other includes activity for Everus for ten months in 2024, as well as corporate overhead costs paid by Everus for the respective period which were allocated to the Company's remaining segments in 2025.
During the fourth quarter of 2025, Other reported net income of $2.5 million compared to a net loss of $11.8 million for the same period in 2024. The increase was primarily driven by an improvement in results from discontinued operations, which included a majority of the transaction related costs and one month of Everus results in 2024. Partially offsetting the increase was higher operation and maintenance expense.
For the full year, Other reported net income of $1.2 million compared to net income of $91.4 million for 2024. The decrease was primarily due to the absence of the income from discontinued operations in 2025. Partially offsetting the decrease was lower operation and maintenance expense, largely a result of corporate overhead costs classified as continuing operations allocated to the construction services business in 2024, which were allocated to the company's remaining segments in 2025.
Also included in Other is insurance activity at the company's captive insurer, annualized income tax adjustments of the holding company primarily associated with corporate functions, and general and administrative costs and interest expense previously allocated to the exploration and production and refining businesses that did not meet the criteria for discontinued operations.

Other Financial Data
December 31, 2025
(In millions, except per share amounts)
(Unaudited)
Book value per common share	$13.57
Market price per common share	$19.52
Market value as a percent of book value	143.8%
Total assets	$7,622
Total equity	$2,773
Total debt	$2,677
Capitalization ratios:
Total equity	50.9%
Total debt	49.1%
100.0%